Thursday, April 13, 2023
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.95

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank ("WaFd Bank"), today announced quarterly earnings of $65,934,000 for the quarter ended March 31, 2023, an increase of 33.6% from $49,359,000 for the quarter ended March 31, 2022. After the effect of dividends on preferred stock, net income available for common shareholders was $0.95 per diluted share for the quarter ended March 31, 2023, compared to $0.70 per diluted share for the quarter ended March 31, 2022, a $0.25 or 35.7% increase in fully diluted earnings per common share. Return on common shareholders' equity for the quarter ended March 31, 2023 was 12.0% compared to 9.8% for the quarter ended March 31, 2022. Return on assets for the quarter ended March 31, 2023 was 1.2% compared to 1.0% for the same quarter in the prior year.
During the month of March 2023, the United States saw the 2nd and 3rd largest bank failures in its history due to sudden customer deposit outflows. WaFd Bank had net deposit inflows of $25 million in the same month. For the quarter ended March 31, 2023, WaFd Bank had net deposit outflows of $99 million or 0.6% of total deposits. Only 27% of the Bank’s deposits were uninsured as of quarter end, which is a decrease from 31% as of December 31, 2022. The Bank’s held to maturity (“HTM”) investments were $445 million as of March 31, 2023 with a net unrealized loss of $35 million. Although not permitted by U.S. Generally Accepted Accounting Principles, including these unrealized losses in accumulated other comprehensive income (“AOCI”) would result in a ratio of shareholder’s equity to total assets of 10.48%. compared to 10.64%, as reported.
President and Chief Executive Officer Brent J. Beardall commented, "We were disappointed to see the failures of both Silicon Valley Bank and Signature Bank last quarter.

What is most important at this point is customers having confidence in the banking system. It is the job of management, directors and the regulatory agencies to ensure banks are run in a safe and sound manner so that customers do not have to worry. Any losses from bank failures should be absorbed by the FDIC insurance fund and replenished by surviving banks that benefit from the security that comes from FDIC insurance. We are grateful for the trust and confidence our clients have placed in WaFd Bank and work each day to earn that trust by managing the bank for the long-term, which at times translates into accepting less in short term earnings.
This is a challenging interest rate environment for bank earnings. Presently, the yield curve is inverted with long-term rates being lower than short-term rates. The degree to which the yield curve is inverted is near a historical high. The 10 year U.S. Treasury rate was recently at 3.35% and the 3 month rate at 4.88%, a 153 basis point inversion, the second largest since 1962, which is as far back as the data is kept. As a result, bank margins are compressing. WaFd saw its net interest margin decrease from 3.69% in the December quarter to 3.51% in the March quarter. While this is a significant decline in margin, the previous quarter had represented a 25 year high in margin for the Bank and our current margin is still meaningfully higher than the 2.90% margin reported in the March 2022 quarter.
While credit quality remains strong, with delinquent loans representing only 0.2% of total loans, we did experience our first quarterly net charge-off in almost a decade. We are monitoring our portfolio closely for signs of deterioration which we expect will occur as the stress of higher interest rates is realized throughout the economy. With an allowance for loan losses of over $205 million and robust capital, we believe the Bank is well positioned to withstand a credit cycle if that is what materializes over the next few quarters.
There has been a significant amount of speculation about looming deterioration in the values of commercial real estate as the market adjusts to higher vacancies and capitalization rates. We understand the macro pressures on commercial real estate and believe they will be most acute in the largest metropolitan areas. We are gratified that our loan portfolio is spread over eight western states that are generally experiencing net immigration and strong job growth. Importantly, the Bank has been conservative in its commercial real estate lending requiring substantial equity from borrowers that would absorb the first portion of any losses in value. Based on December 31, 2022 estimates, the average current loan to value ratio of our multifamily loans was 49%, on commercial office 52% and on other commercial real estate 44%.
Banking is a noble profession that enables consumers to safely manage their savings, businesses to securely pay their obligations and borrowers to conservatively leverage their assets for growth. Despite potential short-term challenges, the economic vitality of the markets we operate in is strong, our bankers are experienced, and we take pride in being a source of strength and consistent support for our clients."
Total assets were $22.3 billion as of March 31, 2023, compared to $20.8 billion at September 30, 2022, primarily due to the $1.2 billion, or 7.2%, increase in net loans. In addition, cash increased by $434.6 million while investment securities decreased by $62.8 million.
Customer deposits totaled $15.9 billion as of March 31, 2023, a decrease of $168.6 million or 1.1% since September 30, 2022. Transaction accounts decreased by $811.2 million or 6.4% during that period, while time deposits increased $642.6 million or 19.2%. As of March 31, 2023, 74.9% of the Company’s deposits were transaction accounts, down from 79.2% at September 30, 2022. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 92.3% of deposits at March 31, 2023. Our focus historically has been on growing transaction accounts to lessen sensitivity to rising interest rates and manage interest expense, however, the current rate environment has resulted in increased demand for higher yielding deposits.
Borrowings totaled $3.8 billion as of March 31, 2023, an increase from $2.1 billion at September 30, 2022. The effective weighted average interest rate of borrowings was 3.69% as of March 31, 2023, an increase from 2.02% at September 30, 2022.
The Company had loan originations of $1.0 billion for the second fiscal quarter of 2023, compared to $2.2 billion of originations in the same quarter one year ago. Offsetting loan originations in each of these quarters were loan repayments of $1.1 billion and $1.5 billion, respectively. The Company has intentionally slowed new loan production, given the uncertain economic environment, with repayments exceeding originations. Even so, net loans outstanding grew for the quarter due to the funding of construction loans previously originated. Commercial loans represented 73% of all loan originations during the second fiscal quarter of 2023 and consumer loans accounted for the remaining 27%. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 4.96% at March 31, 2023, an increase from 4.25% as of September 30, 2022, due primarily to higher rates on adjustable rate loans as well as higher rates on newly originated loans.
Credit quality is being monitored closely in light of the shifting economic and monetary environment. As of March 31, 2023, non-performing assets remained low from a historical perspective and totaled $46.8 million, or 0.2% of total assets, compared to 0.2% at March 31, 2022 and 0.2% at September 30, 2022. Delinquent loans were 0.2% of total loans at March 31, 2023, compared to 0.3% at March 31, 2022 and 0.2% at September 30, 2022. The allowance for credit losses (including the reserve for unfunded commitments) totaled $206 million as of March 31, 2023, and was 1.0% of gross loans outstanding, as compared to $205 million, or 1.1% of gross loans outstanding, at September 30, 2022. Net charge-offs were $5.9 million for the second fiscal quarter of 2023, compared to net recoveries of $0.5 million for the prior year same quarter.
The Company recorded a $3.5 million provision for credit losses in the second fiscal quarter of 2023, compared to a $0.5 million release of allowance for credit losses in the same quarter of fiscal 2022. The provision in the quarter ended March 31, 2023 was primarily due to growth in net loans receivable combined with the changing economic outlook amid concerns around a looming recession and recent macro-economic events.
The Company paid a quarterly dividend on the 4.875% Series A preferred stock on January 15, 2023. On March 10, 2023, the Company paid a regular cash dividend on common stock of $0.25 per share, which represented the 160th consecutive quarterly cash dividend. Tangible common shareholders' equity per share increased by $1.36, or 5.3%, to $26.85 since

September 30, 2022. The ratio of total tangible shareholders' equity to tangible assets was 9.4% as of March 31, 2023.
Net interest income was $175.0 million for the second fiscal quarter of 2023, an increase of $40.0 million or 29.6% from the same quarter in the prior year. The increase in net interest income was primarily due to an increase in the interest rate spread of 28 basis points. This was the result of the increase of 187 basis points in the average rate earned on interest-earning assets outpacing the 159 basis point increase in the average rate paid on interest-bearing liabilities. Net interest margin improved to 3.51% in the second fiscal quarter of 2023 compared to 2.90% for the prior year quarter.
Total other income was $10.1 million for the second fiscal quarter of 2023 compared to $15.7 million in the prior year same quarter. The decrease in other income was primarily due to unrealized gains of $1.2 million for certain equity investments which were recorded in the quarter ended March 31, 2022. There were unrealized losses of $4.0 million on the same investments in the quarter ended March 31, 2023. In addition, loan fee income decreased by $1.8 million when compared to the same quarter in the prior year due to a reduction in loan production. Originations for the second fiscal quarter of 2023 were $1.0 billion compared to $2.2 billion in the prior year same quarter.
Total other expense was $96.9 million in the second fiscal quarter of 2023, an increase of $8.5 million, or 9.6%, from the prior year's quarter. Compensation and benefits costs increased by $4.3 million, or 9.2%, over the prior year quarter primarily due to annual merit increases and investments in talent, strategic initiatives and a reduction in capitalized compensation as loan originations have decreased. Merger related expenses of $1.2 million were also included in total other expense. Despite these increases, the Company’s efficiency ratio in the second fiscal quarter of 2023 improved to 52.3%, compared to 58.7% for the same period one year ago as a result of income growth outpacing expense growth.
Income tax expense totaled $18.6 million for the second fiscal quarter of 2023, as compared to $13.6 million for the prior year same quarter. The effective tax rate for the quarter ended March 31, 2023 was 22.00% compared to 21.60% in the prior year same quarter and 21.23% for the year ended September 30, 2022. The Company’s effective tax rate varies from the statutory rate mainly due to state taxes, tax-exempt income, tax-credit investments and miscellaneous non-deductible expenses.
WaFd Bank is headquartered in Seattle, Washington, and has 199 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical or current fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. Words such as “anticipate,” “believe,” “continue,” “expect,” “goal,” “intend,” “should,” “strategy,” “will,” or similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, including the following risks and uncertainties, and those risks and uncertainties more fully discussed under “Risk Factors” in the Company’s September 30, 2022 10-K, which could cause actual performance to differ materially from that anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to (i) the effect of COVID-19 and other infectious illness outbreaks that may arise in the future and the resulting governmental and societal responses; (ii) current and future economic conditions, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, and slowdowns in economic growth; (iii) financial stress on borrowers (consumers and businesses) as a result of higher interest rates or an uncertain economic environment; (iv) global economic trends, including developments related to Ukraine and Russia, and related negative financial impacts on our borrowers; (v) fluctuations in interest rate risk and market interest rates, including the effect on our net interest income and net interest margin; (vi) risks related to the proposed merger with Luther Burbank Corporation; and (vii) our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking” and identity theft. The Company undertakes no obligation to update or revise any forward-looking statement.
# # #
Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2023	September 30, 2022
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$1,118,544	$683,965
Available-for-sale securities, at fair value	2,006,286	2,051,037
Held-to-maturity securities, at amortized cost	445,222	463,299
Loans receivable, net of allowance for loan losses of $177,420 and $172,808	17,271,906	16,113,564
Interest receivable	79,069	63,872
Premises and equipment, net	236,054	243,062
Real estate owned	8,826	6,667
FHLB and FRB stock	147,078	95,073
Bank owned life insurance	239,840	237,931
Intangible assets, including goodwill of $303,457 and $303,457	308,524	309,009
Federal and state income tax assets, net	—	—
Other assets	463,862	504,652
	$22,325,211	$20,772,131
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Transaction deposits	$11,880,343	$12,691,527
Time deposits	3,980,605	3,338,043
Total customer deposits	15,860,948	16,029,570
Borrowings	3,800,000	2,125,000
Advance payments by borrowers for taxes and insurance	44,312	50,051
Federal and state income tax liabilities, net	2,666	3,306
Accrued expenses and other liabilities	242,168	289,944
	19,950,094	18,497,871
Shareholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 300,000 shares issued; 300,000 and 300,000 shares outstanding	300,000	300,000
Common stock, $1.00 par value, 300,000,000 shares authorized; 136,412,977 and 136,270,886 shares issued; 65,793,099 and 65,330,126 shares outstanding	136,413	136,271
Additional paid-in capital	1,683,720	1,686,975
Accumulated other comprehensive income (loss), net of taxes	43,822	52,481
Treasury stock, at cost; 70,619,878 and 70,940,760 shares	(1,583,880)	(1,590,207)
Retained earnings	1,795,042	1,688,740
	2,375,117	2,274,260
	$22,325,211	$20,772,131
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$31.54	$30.22
Tangible common shareholders' equity per share	26.85	25.49
Shareholders' equity to total assets	10.64%	10.95%
Tangible shareholders' equity to tangible assets	9.39%	9.60%
Tangible shareholders' equity + allowance for credit losses to tangible assets	10.19%	10.45%
Weighted average rates at period end
Loans	4.96%	4.25%
Loans and mortgage-backed securities	4.81	4.13
Combined loans, mortgage-backed securities and investments	4.45	4.04
Customer accounts	1.48	0.51
Borrowings	3.69	2.02
Combined cost of customer accounts and borrowings	1.91	0.68
Net interest spread	2.86	3.36

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	As of
SUMMARY FINANCIAL DATA	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(In thousands, except share and ratio data)
Cash	$1,118,544	$645,862	$683,965	$607,421	$1,947,504
Loans receivable, net	17,271,906	16,993,588	16,113,564	15,565,165	15,094,926
Allowance for credit losses ("ACL")	205,920	208,297	205,308	203,479	201,384
Available-for-sale securities, at fair value	2,006,286	2,059,837	2,051,037	2,150,732	1,909,605
Held-to-maturity securities, at amortized cost	445,222	453,443	463,299	477,884	301,221
Total assets	22,325,211	21,653,811	20,772,131	20,158,831	20,560,279
Transaction deposits	11,880,343	12,547,832	12,691,527	12,668,251	13,139,606
Time deposits	3,980,605	3,412,203	3,338,043	3,297,369	3,251,042
FHLB advances	3,425,000	3,075,000	2,125,000	1,700,000	1,720,000
Total shareholders' equity	2,375,117	2,324,381	2,274,260	2,220,111	2,191,701

FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	31.54	30.96	30.22	29.39	28.97
Tangible common shareholders' equity per share	26.85	26.24	25.49	24.66	24.23
Shareholders' equity to total assets	10.64%	10.73%	10.95%	11.01%	10.66%
Tangible shareholders' equity to tangible assets	9.39%	9.44%	9.60%	9.63%	9.29%
Tangible shareholders' equity + ACL to tangible assets	10.19%	10.27%	10.45%	10.65%	10.29%
Common shares outstanding	65,793,099	65,387,745	65,330,126	65,321,869	65,306,928
Preferred shares outstanding	300,000	300,000	300,000	300,000	300,000
Loans to customer deposits	108.90%	106.48%	100.52%	97.49%	92.09%

CREDIT QUALITY
ACL to gross loans	1.02%	1.03%	1.06%	1.08%	1.13%
ACL to non-accrual loans	595.04%	713.83%	594.51%	554.76%	598.66%
Non-accrual loans to net loans	0.20%	0.17%	0.21%	0.24%	0.22%
Non-accrual loans	34,606	29,180	34,534	36,679	33,639
Non-performing assets to total assets	0.21%	0.18%	0.21%	0.25%	0.23%
Non-performing assets	46,785	38,650	44,554	50,430	47,243

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$222,957	$139,260	$426,903	$277,769
Mortgage-backed securities	10,422	4,659	21,035	9,451
Investment securities and cash equivalents	21,967	6,919	40,827	14,058
	255,346	150,838	488,765	301,278
INTEREST EXPENSE
Customer accounts	52,123	8,225	83,769	16,686
FHLB advances and other borrowings	28,185	7,525	47,159	15,368
	80,308	15,750	130,928	32,054
Net interest income	175,038	135,088	357,837	269,224
Provision (release) for credit losses	3,500	(500)	6,000	—
Net interest income after provision (release)	171,538	135,588	351,837	269,224
OTHER INCOME
Gain (loss) on sale of investment securities	—	—	—	81
Gain (loss) on hedging derivatives	26	—	26	—
Prepayment penalty on long-term debt	—	—	—	—
Loan fee income	652	2,475	2,154	4,396
Deposit fee income	6,188	6,282	12,541	12,725
Other income	3,206	6,902	9,375	17,138
	10,072	15,659	24,096	34,340
OTHER EXPENSE
Compensation and benefits	51,444	47,115	100,514	94,540
Occupancy	10,918	11,788	21,020	21,878
FDIC insurance premiums	4,000	2,100	7,675	5,200
Product delivery	5,316	5,044	9,937	9,765
Information technology	12,785	11,722	25,114	23,143
Other expense	12,418	10,648	24,899	23,504
	96,881	88,417	189,159	178,030
Gain (loss) on real estate owned, net	(199)	129	(311)	691
Income before income taxes	84,530	62,959	186,463	126,225
Income tax provision	18,596	13,600	41,020	26,585
Net income	65,934	49,359	145,443	99,640
Dividends on preferred stock	3,656	3,656	7,312	7,312
Net income available to common shareholders	$62,278	$45,703	$138,131	$92,328
PER SHARE DATA
Basic earnings per common share	$0.95	$0.70	$2.11	$1.41
Diluted earnings per common share	0.95	0.70	2.11	1.41
Cash dividends per common share	0.25	0.24	0.49	0.47
Basic weighted average shares outstanding	65,511,131	65,301,171	65,425,623	65,253,991
Diluted weighted average shares outstanding	65,551,185	65,445,206	65,510,275	65,397,601
PERFORMANCE RATIOS
Return on average assets	1.21%	0.98%	1.36%	1.00%
Return on average common equity	12.01	9.80	13.55	9.96
Net interest margin	3.51	2.90	3.60	2.89
Efficiency ratio	52.34	58.65	49.53	58.65

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$222,957	$203,946	$174,710	$149,113	$139,260
Mortgage-backed securities	10,422	10,613	8,263	8,618	4,659
Investment securities and cash equivalents	21,967	18,860	14,960	9,417	6,919
	255,346	233,419	197,933	167,148	150,838
INTEREST EXPENSE
Customer accounts	52,123	31,646	17,071	9,284	8,225
FHLB advances and other borrowings	28,185	18,974	7,243	6,118	7,525
	80,308	50,620	24,314	15,402	15,750
Net interest income	175,038	182,799	173,619	151,746	135,088
Provision (release) for credit losses	3,500	2,500	1,500	1,500	(500)
Net interest income after provision (release)	171,538	180,299	172,119	150,246	135,588
OTHER INCOME
Gain (loss) on sale of investment securities	—	—	18	—	—
Gain (loss) on hedging derivatives	26	—	—	—	—
Loan fee income	652	1,502	1,154	1,618	2,475
Deposit fee income	6,188	6,353	6,604	6,613	6,282
Other income	3,206	6,169	6,706	9,319	6,902
	10,072	14,024	14,482	17,550	15,659
OTHER EXPENSE
Compensation and benefits	51,444	49,070	51,304	48,073	47,115
Occupancy	10,918	10,102	10,568	10,053	11,788
FDIC insurance premiums	4,000	3,675	2,231	2,100	2,100
Product delivery	5,316	4,621	5,104	4,667	5,044
Information technology	12,785	12,329	12,228	11,831	11,722
Other expense	12,418	12,481	11,707	10,679	10,648
	96,881	92,278	93,142	87,403	88,417
Gain (loss) on real estate owned, net	(199)	(112)	(488)	448	129
Income before income taxes	84,530	101,933	92,971	80,841	62,959
Income tax provision	18,596	22,424	19,576	17,546	13,600
Net income	65,934	79,509	73,395	63,295	49,359
Dividends on preferred stock	3,656	3,656	3,656	3,656	3,656
Net income available to common shareholders	$62,278	$75,853	$69,739	$59,639	$45,703
PER SHARE DATA
Basic earnings per common share	$0.95	$1.16	$1.07	$0.91	$0.70
Diluted earnings per common share	0.95	1.16	1.07	0.91	0.70
Cash dividends per common share	0.25	0.24	0.24	0.24	0.24
Basic weighted average shares outstanding	65,511,131	65,341,974	65,326,706	65,315,481	65,301,171
Diluted weighted average shares outstanding	65,551,185	65,430,690	65,423,817	65,395,666	65,445,206
PERFORMANCE RATIOS
Return on average assets	1.21%	1.50%	1.44%	1.25%	0.98%
Return on average common equity	12.01	15.15	14.22	12.50	9.80
Net interest margin	3.51	3.69	3.64	3.22	2.90
Efficiency ratio	52.34	46.78	49.52	51.63	58.65